Q77(h) (Change in Control)

Virtus Greater Asia ex Japan Opportunities Fund (Series 26):
Vontobel Asset Management, Inc. ("Vontobel") acquired control on October 19, 2010. As of the end of the period, Vontobel owned 40.35% of the shares (as measured in assets). Virtus International Equity Fund (Series 28):
Palmer Chiropractic University Foundation Endowment Fund ("Palmer Endowment") ceased control on November 18, 2010.
As of the end of the period, Palmer Endowment owned none of the shares.
Wells Fargo Bank, N.A. ("Wells Fargo"), for the benefit of its clients, acquired control on January 5, 2011. As of the end of the period, Wells Fargo owned 36.76% of the shares
(as measured in assets).
SEI Private Trust Co. ("SEI"), for the benefit its clients, acquired control on December 8, 2010. As of the end of the period, SEI owned 26.26% of the shares (as measured in assets).

Virtus Allocator Premium AlphaSector Fund (Series 30):
VP Distributors, Inc. ("VPD") acquired control on March 15,
2011 (inception of fund). As of the end of the period, VPD owned 61.28% of the shares (as measured in assets).

Virtus Global Premium AlphaSector Fund (Series 31):
VP Distributors, Inc. ("VPD") acquired control on March 15,
2011 (inception of fund). As of the end of the period, VPD owned 100% of the shares (as measured in assets).

Virtus Global Commodities Stock Fund (Series 32):
Harris Investment Management, Inc. ("Harris") acquired control on March 15, 2011 (inception of fund). As of the end of the period, Harris owned 100% of the shares (as measured in assets).